December 28, 2016

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Commissioners:

We are aware that our report dated November 8, 2016 on our review of interim financial information of Apollo Investment Corporation (the “Company”) for the three and six month periods ended September 30, 2016 and 2015 and included in the Company's quarterly report on Form 10-Q for the quarter ended September 30, 2016 is included in its Registration Statement on Form N-2 dated December 28, 2016.

Very truly yours,

/s/PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
New York, NY